Exhibit 99.1

Date:	February 25, 2025

To:	Everbright Digital Holding Limited
Unit 1A, 10/F, C-BONS International Centre
108 WAI YIP Street, KWUN TONG
Hong Kong

Attn.: The Board of Directors

Dear Sirs,

Everbright Digital Holding Limited (the “Company”)

We, China Insights Industry Consultancy Limited, understand that the Company plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with the proposed initial public offering (the “Offering”) of the Company’s shares on the Nasdaq Capital Market.

We hereby give, and confirm that we have not withdrawn, our written consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “CIC Reports”), and any subsequent amendments to the CIC Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) in institutional and retail roadshows and other activities in connection with the proposed Offering, (v) on the websites of the Company and its subsidiaries and affiliates, and (vi) in other publicity materials in connection with the proposed Offering.

We also consent to of the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Julia Zhu
Name:	Julia Zhu
Title:	Partner